UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): November 24, 2009 (November 24, 2009)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 24, 2009, Cell Therapeutics, Inc. (the “Company”) issued 5,607,468 shares of common stock (the “Shares”) to certain of its shareholders who were former stockholders (the “SMI Stockholders”) of Systems Medicine, Inc. (“SMI”). The Shares were issued pursuant to the Second Amendment to Acquisition Agreement dated as of August 6, 2009 (the “Second Amendment”), by and among the Company and each of Tom Hornaday and Lon Smith, in their capacities as Stockholder Representatives for the SMI Stockholders (the “Stockholder Representatives”), which amended the Acquisition Agreement dated as of July 24, 2007 (the “Acquisition Agreement”), by and among the Company, Cactus Acquisition Corp., Saguaro Acquisition Company LLC, SMI and the Stockholder Representatives. The Shares were issued in consideration for the elimination of the SMI Stockholders’ contingent right to receive up to $15 million in future earn out payments under the Acquisition Agreement.

A copy of the Acquisition Agreement is attached to the Company’s Current Report on Form 8-K, filed with the SEC on July 27, 2007. A copy of the Second Amendment is attached to the Company’s Current Report of Form 8-K, filed with the SEC on August 7, 2009.

The Shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On November 24, 2009, the Company issued 5,607,468 shares of common stock to the SMI Stockholders pursuant to the Second Amendment. A portion of the Shares were issued to Richard L. Love, who currently serves on the Board of Directors of the Company. The information provided in the first paragraph of Item 3.02 of this Current Report on Form 8-K is incorporated in this Item 8.01 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: November 24, 2009	By:	/s/ LOUIS A. BIANCO
Louis A. Bianco
Executive Vice President, Finance and Administration